Albertsons Companies, Inc. Reports First Quarter Results

Boise, ID - July 24, 2019
Albertsons Companies, Inc. (the "Company") today reported results for the first quarter of fiscal 2019, which ended June 15, 2019.
First Quarter of Fiscal 2019 Highlights

•	Identical sales increased 1.5%

•	Adjusted EBITDA increased 7.5% to $877 million compared to last year

•	Net income of $49.0 million compared to a net loss of $17.7 million last year

•	Own Brands sales penetration reached 25.3%

•	Digital and eCommerce sales grew 33%

•	Net debt leverage reduced to 3.3x at end of first quarter

"I am pleased with the position of our business at Albertsons Companies," said Vivek Sankaran, President and Chief Executive Officer. "Identical sales were positive for the sixth consecutive quarter, and we continue to expand our eCommerce and digital capabilities. We are focused on our sales momentum and will continue to elevate the end-to-end customer experience as we work to create a next-generation food retailer. We recognize the ever-changing retail consumer and are working swiftly to adapt our business to allow customers to shop with us whenever, wherever and however they want."

"We also continue to delever the balance sheet, which will reduce interest expense and increase financial flexibility," added Sankaran.

First Quarter of Fiscal 2019 Results
Sales and other revenue increased 0.5% to $18.74 billion during the 16 weeks ended June 15, 2019 ("first quarter of fiscal 2019") compared to $18.65 billion during the 16 weeks ended June 16, 2018 ("first quarter of fiscal 2018"). The increase was driven by the Company's 1.5% increase in identical sales, partially offset by a reduction in sales related to the stores closed in fiscal 2018 and the first quarter of fiscal 2019.
Gross profit margin increased to 28.0% during the first quarter of fiscal 2019 compared to 27.7% during the first quarter of fiscal 2018. The Company's total gross profit margin benefited from better than expected fuel margins during the first quarter of fiscal 2019. Excluding the impact of fuel, gross profit margin increased 10 basis points compared to the first quarter of fiscal 2018. Improved shrink expense and lower advertising costs were partially offset by industry-wide reimbursement rate pressures in pharmacy.
Selling and administrative expenses decreased to 26.2% of sales during the first quarter of fiscal 2019 compared to 26.7% of sales for the first quarter of fiscal 2018. Excluding the impact of fuel, selling and administrative expenses as a percentage of sales also decreased 50 basis points. The decrease in selling and administrative expenses was primarily attributable to lower acquisition and integration costs as the store system conversions related to the Safeway integration were completed during fiscal 2018 and the continued realization of the Company's cost reduction initiatives, partially offset by higher employee wage and benefit costs.

Interest expense was $225.2 million during the first quarter of fiscal 2019 compared to $254.6 million during the first quarter of fiscal 2018. The decrease in interest expense is primarily attributable to lower average outstanding borrowings during the first quarter of fiscal 2019 compared to the first quarter of fiscal 2018. The weighted average interest rate during the first quarter of fiscal 2019 was 6.5%, excluding amortization and write-off of deferred financing costs and original issue discount, compared to 6.4% during the first quarter of fiscal 2018.
Loss on extinguishment of debt was $42.7 million during the first quarter of fiscal 2019 compared to no loss on extinguishment of debt during the first quarter of fiscal 2018. The loss on extinguishment of debt primarily consisted of the write-off of debt discounts associated with the tender offer and repurchase of notes as described below.
Income tax expense was $15.7 million during the first quarter of fiscal 2019 compared to income tax benefit of $3.0 million during the first quarter of fiscal 2018.
Net income was $49.0 million during the first quarter of fiscal 2019 compared to a net loss of $17.7 million during the first quarter of fiscal 2018.
Adjusted EBITDA increased 7.5% to $876.8 million, or 4.7% of sales, during the first quarter of fiscal 2019 compared to $815.8 million, or 4.4% of sales, during the first quarter of fiscal 2018. The increase in Adjusted EBITDA was primarily attributable to higher fuel margins, the Company's increase in sales and the continued realization of cost reduction initiatives.

Liquidity, Capital Investments and Strategic Transactions
Net cash provided by operating activities was $802.7 million during the first quarter of fiscal 2019 compared to $911.6 million during the first quarter of fiscal 2018. The reduction in cash flow from operations compared to last year is due to changes in working capital, primarily related to accounts payable and inventory, partially offset by our improvements in operating income, which includes the reduction in acquisition and integration costs. The year over year change in working capital was largely impacted by activities related to our store conversions that were ongoing during the first quarter of fiscal 2018.

During the first quarter of fiscal 2019, the Company invested approximately $362 million in capital expenditures, which included investments in strategic technology (including in eCommerce and digital capabilities) and the completion of 28 remodel projects and the opening of six new stores.

As of the end of the first quarter of fiscal 2019, the Company's total net debt to Adjusted EBITDA ratio decreased to 3.3x.

As previously announced on June 7, 2019, the Company's wholly-owned subsidiaries Safeway Inc. ("Safeway") and New Albertsons L.P. ("NALP") completed a tender offer relating to an aggregate of seven outstanding Safeway and NALP notes. In total, the Company repurchased approximately $437 million of par value of the notes for approximately $415 million in cash plus accrued and unpaid interest. In addition, during the first quarter of fiscal 2019, the Company repurchased approximately $301 million of par value of NALP notes for approximately $294 million in cash plus accrued and unpaid interest. Subsequent to the end of the first quarter of fiscal 2019, the Company repurchased approximately $253 million of NALP notes at par. In total, the Company has reduced the amount of outstanding Safeway and NALP notes by nearly $1 billion to date during fiscal 2019, reflecting the continued commitment to delever the balance sheet and improve financial flexibility.

Also subsequent to the end of the first quarter of fiscal 2019, the Company completed two sale and leaseback transactions, which consisted of 50 store properties and one distribution center for an aggregate purchase price, net of closing costs, of approximately $886 million. In connection with the sale and leaseback transactions, the Company entered into lease agreements for each of the properties for initial terms ranging from 15 to 20 years. The aggregate initial annual rent payment for the properties will be approximately $50 million and includes 1.50% to 1.75% annual rent increases over the initial lease terms. The Company intends to use the net proceeds from these transactions to pay down additional debt.

About Albertsons Companies
Albertsons Companies is a leading food and drug retailer in the United States. As of June 15, 2019, the Company operated 2,268 retail food and drug stores with 1,739 pharmacies, 399 associated fuel centers, 23 dedicated distribution centers, six Plated fulfillment centers and 20 manufacturing facilities. The Company's stores predominantly operate under the banners Albertsons, Safeway, Vons, Pavilions, Randalls, Tom Thumb, Carrs, Sav-On, Jewel-Osco, Acme, Shaw's, Star Market, United Supermarkets, Market Street, Amigos, Haggen and United Express. Albertsons Companies is committed to helping people across the country live better lives by making a meaningful difference, neighborhood by neighborhood. In fiscal 2018 alone, along with the Albertsons Companies Foundation, the Company gave approximately $262 million in food and financial support. These efforts helped millions of people in the areas of hunger relief, education, cancer research and treatment, programs for people with disabilities and veterans outreach.

Forward-Looking Statements, Non-GAAP Measures and Identical Sales
This earnings report may include forward-looking statements within the meaning of the federal securities laws. Forward-looking statements contain information about future operating or financial performance. Forward-looking statements are based on the Company's current expectations and assumptions about market conditions and our future operating performance which the Company believes to be reasonable at this time. The Company's results may vary significantly from quarter to quarter, and these expectations and assumptions involve risks and uncertainties, including changes in macroeconomic conditions and the Company's industry, failure to achieve anticipated synergies and cost-savings, increased rates of food price inflation or deflation and other factors, that could cause actual results or events to be materially different from those anticipated. The Company undertakes no obligation to update or revise any such statements as a result of new information, future events or otherwise.

EBITDA and Adjusted EBITDA together with the total Net Debt to Adjusted EBITDA ratio (collectively, the "Non-GAAP Measures") are performance measures that provide supplemental information the Company believes is useful to analysts and investors to evaluate its ongoing results of operations, when considered alongside other GAAP measures such as net income, operating income and gross profit. These Non-GAAP Measures exclude the financial impact of items management does not consider in assessing the Company's ongoing operating performance, and thereby facilitate review of its operating performance on a period-to-period basis. Other companies may have different capital structures or different lease terms, and comparability to the Company's results of operations may be impacted by the effects of acquisition accounting on its depreciation and amortization. As a result of the effects of these factors and factors specific to other companies, the Company believes EBITDA and Adjusted EBITDA provide helpful information to analysts and investors to facilitate a comparison of its operating performance to that of other companies. The Company also uses Adjusted EBITDA, as further adjusted for additional items defined in its debt instruments, for board of director and bank compliance reporting. The Company's presentation of Non-GAAP Measures should not be construed as an implication that its future results will be unaffected by unusual or non-recurring items.

As used in this earnings release, the term “identical sales” includes stores operating during the same period in both the current fiscal year and the prior fiscal year, comparing sales on a daily basis. Direct to consumer internet sales are included in identical sales, and fuel sales are excluded from identical sales.

Albertsons Companies, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(dollars in millions)
(unaudited)

	16 weeks ended
	June 15, 2019	June 16, 2018
Net sales and other revenue	$18,738.4	$18,653.4
Cost of sales	13,498.8	13,482.7
Gross profit	5,239.6	5,170.7

Selling and administrative expenses	4,918.1	4,977.6
Operating income	321.5	193.1

Interest expense, net	225.2	254.6
Loss on debt extinguishment	42.7	—
Other income	(11.1)	(40.8)
Income (loss) before income taxes	64.7	(20.7)

Income tax expense (benefit)	15.7	(3.0)
Net income (loss)	$49.0	$(17.7)

Margins
Gross profit	28.0%	27.7%
Selling and administrative expenses	26.2%	26.7%

Store data
Number of stores at end of quarter	2,268	2,300

Albertsons Companies, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	June 15, 2019	February 23, 2019
ASSETS
Current assets
Cash and cash equivalents	$662.1	$926.1
Receivables, net	497.4	586.2
Inventories, net	4,385.4	4,332.8
Other current assets	361.9	404.9
Total current assets	5,906.8	6,250.0
Property and equipment, net	9,662.7	9,861.3
Operating lease right-of-use assets	5,280.8	—
Intangible assets, net	2,271.2	2,834.5
Goodwill	1,183.3	1,183.3
Other assets	676.4	647.5
TOTAL ASSETS	$24,981.2	$20,776.6

LIABILITIES
Current liabilities
Accounts payable	$3,077.9	$2,918.7
Accrued salaries and wages	978.5	1,054.7
Current maturities of long-term debt and finance lease obligations	145.0	148.8
Current maturities of operating lease obligations	523.2	—
Other current liabilities	990.2	1,030.5
Total current liabilities	5,714.8	5,152.7

Long-term debt and finance lease obligations	9,688.6	10,437.6
Long-term operating lease obligations	4,898.0	—
Deferred income taxes	754.5	561.4
Other long-term liabilities	1,870.9	3,174.2

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock	2.8	2.8
Additional paid-in capital	1,813.1	1,814.2
Treasury stock, at cost	(25.8)	(25.8)
Accumulated other comprehensive income	89.4	91.3
Retained earnings (accumulated deficit)	174.9	(431.8)
Total stockholders' equity	2,054.4	1,450.7
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$24,981.2	$20,776.6

The Company adopted ASU 2016-02, Leases (Topic 842), and related amendments as of February 24, 2019 under the modified retrospective approach and, therefore, has not revised comparative periods.

Albertsons Companies, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	16 weeks ended
	June 15, 2019	June 16, 2018
Cash flows from operating activities:
Net income (loss)	$49.0	$(17.7)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Gain on property dispositions and impairment losses, net	(28.5)	(40.0)
Depreciation and amortization	515.9	536.6
Operating lease right-of-use assets amortization	162.7	—
LIFO expense	10.5	9.5
Deferred income tax	2.8	(3.6)
Loss on debt extinguishment	42.7	—
Equity-based compensation expense	11.1	13.4
Other	(4.2)	(2.9)
Changes in operating assets and liabilities
Receivables, net	88.7	64.0
Inventories, net	(63.0)	88.5
Accounts payable, accrued salaries and wages and other accrued liabilities	141.4	246.9
Operating lease liabilities	(151.7)	—
Other operating assets and liabilities	25.3	16.9
Net cash provided by operating activities	802.7	911.6

Cash flows from investing activities:
Payments for property, equipment and intangibles, including payments for lease buyouts	(362.1)	(349.5)
Proceeds from sale of assets	73.4	37.3
Other	(5.3)	34.6
Net cash used in investing activities	(294.0)	(277.6)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	3.7
Payments on long-term borrowings	(722.5)	(16.4)
Payments of obligations under finance leases	(27.7)	(28.8)
Other	(12.5)	(25.7)
Net cash used in financing activities	(762.7)	(67.2)

Net (decrease) increase in cash and cash equivalents and restricted cash	(254.0)	566.8
Cash and cash equivalents and restricted cash at beginning of period	967.7	680.8
Cash and cash equivalents and restricted cash at end of period	$713.7	$1,247.6

Albertsons Companies, Inc. and Subsidiaries
Adjusted EBITDA
(in millions)

The following table is a reconciliation of Net income (loss) to Adjusted EBITDA:

	16 weeks ended
	June 15, 2019	June 16, 2018
Net income (loss)	$49.0	$(17.7)
Depreciation and amortization	515.9	536.6
Interest expense, net	225.2	254.6
Income tax expense (benefit)	15.7	(3.0)
EBITDA	805.8	770.5

Integration costs (1)	18.4	70.7
Acquisition-related costs (2)	7.7	13.1
Equity-based compensation expense	11.1	13.4
Loss on debt extinguishment	42.7	—
Gain on property dispositions and impairment losses, net	(28.5)	(40.0)
LIFO expense	10.5	9.5
Other (3)	9.1	(21.4)
Adjusted EBITDA	$876.8	$815.8
(1) Related to activities to integrate acquired businesses, primarily the Safeway acquisition.
(2) Includes expenses related to acquisitions (including the mutually terminated merger with Rite Aid Corporation in fiscal 2018) and expenses related to management fees paid in connection with acquisition and financing activities.
(3) Primarily includes lease adjustments related to non-cash rent expense and costs incurred on leased surplus properties, gains and losses related to the sale of non-operating investments, adjustments for unconsolidated equity investments and adjustments to contingent consideration.

The following table is the total net debt to Adjusted EBITDA ratio on a rolling four quarter 52-week basis:

	June 15, 2019	June 16, 2018
Total debt (including capital leases and excluding operating leases)	$9,833.6	$11,841.7
Cash and cash equivalents	662.1	1,237.0
Total debt net of cash	9,171.5	10,604.7

Rolling four quarters Adjusted EBITDA	$2,802.3	$2,442.0

Total net debt to Adjusted EBITDA ratio	3.3	4.3

Albertsons Companies, Inc. and Subsidiaries
Adjusted EBITDA
(in millions)

The following table is a reconciliation of Net income to Adjusted EBITDA on a rolling four quarter 52-week basis:

	Rolling four quarters ended
	June 15, 2019	June 16, 2018
Net income	$197.8	$233.5
Depreciation and amortization	1,718.1	1,856.3
Interest expense, net	801.4	858.9
Income tax benefit	(60.2)	(967.2)
EBITDA	2,657.1	1,981.5

Integration costs (1)	134.0	186.7
Acquisition-related costs (2)	68.0	56.9
Equity-based compensation expense	45.4	50.5
Loss (gain) on debt extinguishment	51.4	(4.7)
(Gain) loss on property dispositions and impairment losses, net	(153.5)	28.6
Goodwill impairment	—	142.3
LIFO expense (benefit)	9.0	(3.2)
Other (3)	(9.1)	3.4
Adjusted EBITDA	$2,802.3	$2,442.0
(1) Related to activities to integrate acquired businesses, primarily the Safeway acquisition.
(2) Includes expenses related to acquisitions (including the mutually terminated merger with Rite Aid Corporation in fiscal 2018) and expenses related to management fees paid in connection with acquisition and financing activities.
(3) Primarily includes lease adjustments related to non-cash rent expense and costs incurred on leased surplus properties, gains and losses related to the sale of non-operating investments, adjustments for unconsolidated equity investments and adjustments to contingent consideration.